Exhibit 99.1

For:
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, New Jersey 08009
(856) 768-4930

A.C. MOORE EXPLORING STRATEGIC ALTERNATIVES

 Berlin, New Jersey, February 15, 2011 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced that its Board of Directors is exploring strategic alternatives to enhance shareholder value including, but not limited to, a potential sale of the Company, corporate financing or capital raise.  Janney Montgomery Scott LLC has been engaged to serve as the Company’s financial advisor in this process.  The Company has received third party expressions of interest.  However, the Company does not intend to disclose any developments regarding its exploration of strategic alternatives, unless and until its Board of Directors has approved a specific transaction. There can be no assurance that a transaction will result from this process.

The Company also reported that it ended fiscal 2010 with more than $35.0 million in cash, as forecasted during its investor conference call for third quarter fiscal 2010 results.

About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 134 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit its website at www.acmoore.com.

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the outcome of the strategic alternatives process, the availability of future capital, the failure to consummate our identified strategic objectives, the effect of economic conditions, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to maintain liquidity and preserve cash, our ability to comply with the terms of our credit facility, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, our failure to accurately respond to inventory and merchandise requirements, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising and marketing strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.

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For More Information Contact:
A.C. Moore Arts & Crafts, Inc.
David Stern
Chief Financial and Administrative Officer
(856) 768-4943